Exhibit 4.99

CONFIDENTIAL TREATMENT REQUESTED

“***” indicates portions of the agreement that have been omitted pursuant to a confidential treatment request and have been filed with the Securities and Exchange Commission separately.

Wargaming.net/KONG

“World of Tanks” Licensing Agreement

Effective Date:	26 August 2010

PARTIES:

1.	WarGaming.net LLP, a United Kingdom based corporation having a place of business at Office 415, 60 Cannon Street, London, EC4N 6NP, United Kingdom(“WGN”).

2.	Beijing AirInbox Information Technologies Co., Ltd., a duly incorporated company having a place of business at 35F, Tengda Plaza, No.168 Xiwai Street, Haidian District, Beijing, PRC. (“KONG”).

3.	WGN and KONG collectively shall be referred to as “Parties”.

RECITALS:

1.	KONG is a Beijing based developer and publisher of online entertainment products and desires to distribute WGN’s game “World of Tanks” as described herein.

2.	WARGAMING.NET is a London and Minsk based developer and publisher who developed the PC online game “World of Tanks”.

3.	WGN wishes to grant to KONG and KONG wishes to receive an exclusive license to distribute, operate and service “World of Tanks” in the Territory (as defined below).

It is therefore agreed that:

1. DEFINITIONS

1.1. The following terms have the following meanings:

CONFIDENTIAL TREATMENT REQUESTED

“Add On”	means numerous upgrades of the Game created by WGN to enhance it by adding new functionality, technology and 3D graphics upgrades, new content, such as maps, vehicles, gaming modes and similar improvements.

“Anti-Addiction System”	Referring in particulate to the regulations mandated by the Chinese government for online Game operations in China, which require the implementation of a time restriction feature for under age End Users. More specifically, to gain approval for operation in China all online games need to implement a system which restricts gameplay after a certain period of time, including but not limited to limiting any increase in Game experience points, virtual currency, etc. for under age End Users.

“Background Works ”	mean the materials (including without limitation content, reports, documents, prototypes, data, drawings, models, code and applications) and any intellectual property rights thereto that are (i) owned by either Party prior to beginning of the cooperation hereunder, and (ii) not generated in the course of the cooperation under this Agreement.

“Client Software”	shall mean the software created by WGN for playing, operating and supporting the Game for use by End Users; “Client Software” requires End User’s permanent connection to “Game Servers” via Internet connection.

“Closed Beta Service”	shall mean the free distribution of the Client Software to at least twenty thousand (20,000) designated beta testers (who shall be selected by KONG), and the operation of any versions of the Client Software in conjunction therewith, for the purpose of beta testing such versions of the Client Software, and/or other software or hardware requirements necessary for the full and proper operation of the Game in the Territory and otherwise as required by KONG.

“Collateral Merchandise”	shall mean without limitation, books, strategy guides, toys, mugs, mouse pads, clothing, novelty items, posters, and any other type of physical item containing the names, images, logos from the Game and/or reference to the Game. For the avoidance of doubt “Collateral Merchandise” excludes computer software products.

CONFIDENTIAL TREATMENT REQUESTED

“Commercial Service”	means the commercial operation by KONG of the Game in the Territory.

“Commercial Service Launch Date”	shall mean the exact date when the Commercial Service is first offered to End Users. For avoidance of doubt, Commercial Service being first offered to End Users shall mean all relevant government approvals are received for the Game and money is first able to be collected by KONG, likely in conjunction with the Open Beta Service launch.

“End Users”	shall mean those persons who connect to the Game Servers to play the Game in the Territory through online network games service systems established and operated by KONG with individually assigned identification information.

“Game”	means the Massively Multiplayer Online Game for the Platform named as “World of Tanks”, including all versions, Add-Ons, patches and downloadable content, and demo versions; “Game” consists of “Client Software” and server-side software installed and functioning on “Servers”.

“Game EULA”	means the end user license agreement distributed by KONG that a consumer end user may be required to accept prior to buying, installing or playing the Game.

“Game Servers”	shall mean the PC (personal computer) servers, established, maintained and operated by KONG within the Territory for the service and operation of the Game in the Territory (also known in the gaming industry as “server cluster” or “data centre”).

CONFIDENTIAL TREATMENT REQUESTED

“Gross Revenue”	Gross Revenue shall mean the total money received from Commercial Service of the Game, its updates and Add-Ons, Collateral Merchandise, and Strategy Guides and Licensor Material, collected by all payment methods including but not limited to bank wire transfer, credit card, prepaid payment card, mobile payment, pay by call and direct debit. Money received however shall exclude those fees, costs and expense paid to or charged by third payment parties. Such as, service charge of bank, prepaid payment card commission fees, etc. However, for avoidance of doubt, although KONG has the right to undertake co-marketing, channeling and/or distribution partnerships for the Game, all payments to such partners shall be made from KONG’s Revenue Share and not deducted from Gross Revenues.

“Intellectual Property”	means all copyrights including all literary, artistic, dramatic and musical components that comprise the Game, patents, patent rights, database rights, inventions, discoveries, concepts and ideas whether patentable or not, gameplay mechanics, all designs, trade secrets, processes, business methods, formulas, proprietary computer software including all object and source code, proprietary graphic and sound engines, trademarks, trade names, domain names, and all related patent, trade mark, copyright, domain name and industrial design applications, and all future improvements, developments and modifications to Game, and including all works created by third parties which are incorporated into the Game, and all claims for the past infringement or violation of said rights, in perpetuity and throughout the universe.

“KONG Group Company”	means companies which financial statements are able to be consolidated with KongZhong Corporation in accordance with US GAAP. KONG Group Companies include KongZhong Corporation, Sigma Interactive Inc., Simlife International Inc., Monkey King Search Corporation, Success BluePrint Limited, Simlife (Beijing) Science Co., Ltd., KongZhong Information Technologies (Beijing) Co., Ltd., Bejing AirInbox Information Technologies Co., Ltd., KongZhong China Co., Ltd., Beijing Wireless Interactive Network Technologies Co., Ltd., Beijing Chengxitong Information Technology Company Limited, Shanghai Mailifang Communication Co., Ltd., Beijing Xinrui Network Technology Company Limited, XiaMen Xinreli Scientific and Technology Co, Ltd., Beijing Shiyuan Leya Cultural Communication Co., Ltd., Beijing Boya Wuji Technologies Co., Ltd., Tianjin Mammoth Technology Co., Ltd., Shanghai Dacheng Network Technology Co., Ltd., Dacheng Holdings Limited, Dacheng Investment (Hong Kong) Limited, Nanjing Net Book Culture Co., Ltd., Shenzhen Zhida Network Technology Co., Ltd., and any other companies in accordance with all the terms and conditions aforesaid in the future.

CONFIDENTIAL TREATMENT REQUESTED

“Localisation Kit”	means all Game’s assets that require localisation (including text, graphics, voice-over and full-motion videos if applicable) in a format that is easily manipulated by the localisation team at KONG; Microsoft Excel files will be the standard format, with the exact design and layout of the kit and additional software utility tools to be discussed between WGN and KONG and negotiated in good faith.

“Language”	shall mean Simplified Chinese language.

“Licensor Materials”	means any WGN-supplied or generated content or information regarding the Game including, without limitation, documentation, release notes, reviews, articles, designs, artwork, packaging, collateral, screen shots, videos, marketing trailers, builds of the Game’s client and server software, demonstrations, photographs, research, marketing plans, sales forecasts, instructions, approvals, sample works, logos, pack artwork and other assets and sales support materials.

“Open Beta Service”	shall mean the free distribution of the Client Software to users in the general public, and the operation of any version of Client Software in conjunction therewith, for the purpose of beta testing such Client Software, and/or other software or hardware requirements necessary for the full and proper operation of the Game in the Territory and otherwise as required by KONG.

“Peak CCUs”	or “Peak Concurrent Users on the Games Server” shall mean the highest number of End Users logged on to the Game Server at any one time during a 24-hour period.

CONFIDENTIAL TREATMENT REQUESTED

“Platform”	means IBM PC compatible computer with Windows XP or higher version of Microsoft Windows operating system which exists or may come to existence during the Term.

“Revenue Share”	means the money payable to WGN by KONG as specified in Chapter 5 of this Agreement.

“Services”	means services to be supplied by KONG under this Agreement to End Users in the Territory.

“Term”	means the duration of this Agreement as specified in Chapter 2.

“Territory”	means the People’s Republic of China (Mainland China) and Special Administrative Regions Hong Kong and Macau. For the avoidance of doubt “Territory” does not include Taiwan.

“Update”	shall mean an incremental update or upgrade to the Game which corrects bugs or other issues in the Game or provides incremental new content such as new maps, items, and functions in the Game.

“Third Party Materials”	means any technology, graphics, film or video footage, sound recordings including but not limited to music and voice-overs, or any other material which requires a license from a third party to include such material in any version of the Game.

“Working Day”	means a day other than Saturday or Sunday or public holiday in the UK, and/or Republic of Belarus and/or People’s Republic of China.

1.2.	The headings used in this Agreement are for ease of reference only and shall not affect its interpretation.

1.3.	A provision of this Agreement shall not be construed to the disadvantage of a party merely because it was responsible for the preparation of the Agreement or the inclusion of the provision.

1.4.	Both parties agree to co-operate and act in good faith towards each other throughout the Term.

2. TERM & TERRITORY

This Agreement shall become effective on the Effective Date and shall continue in full force and effect for a term of three (3) years after Commercial Service Launch Date (“Initial Term”), and shall automatically renew for successive terms of one (1) year each, unless terminated earlier as provided for herein (Initial Term and such successive one-year terms, as the case may be, shall be collectively referred to as the “Term”).

CONFIDENTIAL TREATMENT REQUESTED

This Agreement shall apply throughout the Territory.

3. GRANT OF EXCLUSIVE LICENSES

WGN hereby grants to KONG, and KONG hereby accepts exclusive licenses in respect of the Game, including the following:

3.1.	The exclusive right to copy, reproduce, display, exhibit, show, play, price, transmit, broadcast, convey, bundle (including by way of OEM), issue to the public the Game as whole or in parts on tangible media and any electronic form for the purpose of manufacturing, packaging, advertising, marketing, distributing, operating, servicing, and selling the Game with all updates, patches and Add-Ons in the Territory during the Term.

3.2.	The exclusive right to create the packaging for the Game and all related sales and marketing materials in the Territory during the Term.

3.3.	The exclusive right to develop, create, price, offer, manufacture, advertise, distribute and sell “Collateral Merchandise” in the Territory during the Term.

4. PRODUCTION, COMMERCIALIZATION, RIGHTS & OBLIGATIONS

4.1.	Parties shall perform all services at their normal places of business at a high level of expertise.

4.2.	KONG hereby acknowledges that it had sufficient time to test the existing version of the Game created and operated by WGN in ex-USSR and Europe (in Beta Test phase), that it obtained good understanding of the principles of the Game including, game design, operational and monetization aspects (however excluding technical aspects), and that it finds the Game suitable for distribution, operation and servicing in the Territory.

4.3.	Upon ten (10) Working Days from the Effective Date, WGN agrees to submit to KONG the current version of the Game, which shall be used by KONG for Closed Beta Test in the Territory (“Closed Beta Version”), and to provide KONG with Localization Kit.

4.4.	Thirty (30) Working Days upon Effective Date, WGN will support KONG in establishing a technical test bed (at KONG's cost) which replicates the full functionality and infrastructure of the Game as it is running in it's current closed beta test in Russia (scale to be jointly determined by both parties) such that the technical test bed is able to reasonable demonstrate the Game is able to operate smoothly (as to not hinder the commercialization of the Game) in the Territory's Inter-network environment. The following acceptance procedure shall be followed by the Parties:

CONFIDENTIAL TREATMENT REQUESTED

4.4.1.	No later than fifty (50) Working Days upon Effective Date KONG must expressly inform WGN whether it finds the results of foresaid technical test satisfactory and the Game to be suitable for commercialization in the Territory; KONG’s failing to do so shall mean KONG’s automatic affirmative answer. The parties may extend such approval deadline by mutual agreement.

4.4.2.	If KONG’s answer is affirmative, KONG’s right to terminate this Agreement according to Clause 9.16. shall immediately lapse.

4.4.3.	If KONG’s answer is negative, and the Agreement has not yet been terminated according to Chapter 9 (excluding Clause 9.16.), this Agreement shall immediately terminate according to terms and conditions of Clause 9.16.

4.5.	Prior to the closed beta test in the Territory, WGN will provide support and technical resources in order for the Game to be integrated with the existing user account system of KONG, including but not limited to functionality such as user registration, login authentication, user Game play information and virtual currency management \consumption.

4.6.	The Parties will use their best endeavor to receive the approval documents (such as certificates, licenses and similar) of the Game from the Government of the People’s Republic of China, which are required to operate the Game in the Territory (“Governmental Approval”). **.

4.7.	A requisite for gaining the relevant government approvals will be to implement the required online Game Anti-Addiction System. WGN will provide support and technical resources for KONG to be able to implement Anti-Addiction System in a timely manner as per related government approval requirements.

4.8.	WGN and KONG shall mutually determine a suitable date for launching Commercial Service of the Game in the Territory. The Parties agree that such date shall be no later than September 1st, 2011 but best efforts shall be made to launch the Commercial Service of the Game before the end of April of 2011.

4.9.	From October 1st 2010, Parties will work in good faith for twenty (20) Working Days to determine commercially viable set of new features (including technical specifications sheet initially provided by KONG) to be included into the Game within the subsequent five (5) months (or other period, as Parties may mutually agree upon) from the date of such initial version submission; WGN agrees to create and submit such new features within specified period.

CONFIDENTIAL TREATMENT REQUESTED

4.10.	WGN will offer to KONG further updates and Add-Ons, for the Game, which it will be developing for other territories during the Term. However, KONG at its sole discretion, is not obligated to utilise any of these updates or Add-Ons as part of the Game in the Territory.

4.11.	WGN shall submit all updates and Add-Ons for the Game in English language; KONG will translate all such updates and components to Language using Localization Kit at its own cost and will provide localized assets for the WGN to integrate at WGN’s sole cost; KONG shall be responsible for final testing of such localization integration.

4.12.	KONG has the right to request updates and Add-Ons specific for the Territory, and Parties agree to work in good faith to determine which of such updates and Add-Ons must be developed by WGN.

4.13.	Parties expressly understand the dynamic nature of the development and operation of Massively Multiplayer Online Games (including but not limited to frequent updates, real-time monitoring, technical and marketing aspects of Closed and Public Beta tests, technical infrastructure aspects, complexity of client and server software, monetization techniques, governmental regulations of such Games in the Territory, piracy, etc.) and agree to work together in good faith to come to mutual agreements on the schedule of further updates and Add-Ons, public beta tests, various aspects of localization, integration, and error-fixing periods, and the dates of corresponding software and hardware components delivery by the Parties during the Term, with the exception of those milestones and time limits, which are specified in this Agreement.

4.14.	Parties shall make best efforts to protect the server-side source code, Game Servers, and KONG databases from unauthorized exploitation. KONG shall establish and maintain good and sound safeguards, to protect against the destruction, loss, disclosure or alteration of WGN data in the possession of KONG which safeguards shall be at least as good and sound as the safeguards KONG utilizes for its own most confidential and sensitive data and shall in no event be less than reasonable safeguards and which safeguards shall be in compliance with applicable laws, regulations and directives regarding data security, privacy and personally identifiable information, including, but not limited to 24/7 CCTV monitoring of data center site(s). Additionally, prior to Commercial Service Launch Date in the Territory WGN will integrate Pirate Server Solution provided by KONG.

4.15.	WGN shall provide KONG all current and future marketing materials created for the Game in other territories (except for those created by third parties or exclusively for the third parties for specific regions) related to the Game. WGN will work with the KONG team to create new localized marketing materials and Collateral Merchandise necessary for a successful launch and ongoing KONG marketing campaigns in support of the Game during the Term.

CONFIDENTIAL TREATMENT REQUESTED

4.16.	No later than ninety (90) Working days from the Effective Date WGN will provide tools and instructions to KONG for creation of the customized maps. WGN shall integrate such maps created by KONG within practically reasonable time for the upcoming updates and Add-ons.

4.17.	Parties shall work together in good faith on timely creation and translation of the User Manuals for the Game and its updates and Add-Ons.

4.18.	WGN shall provide technical support via phone and/or Internet-based voice services such as SKYPE, and e-mail to KONG’s designated technical support staff as is reasonably required during the Term for successful commercial launch and operation of the Game.

4.19.	WGN will provide KONG with necessary bug fixes for the Game, within two (2) weeks following a written request by KONG, or as soon as possible using best efforts.

4.20.	WGN will respond to any confirmed hacking related issues within forty eight (48) hours.

4.21.	WGN will assist KONG in creating sales and marketing materials and demonstration materials, including but not limited to developer diaries and interviews, screenshots, web site demonstrations, gameplay footage, trailers and similar materials.

4.22.	KONG shall create, package (as may be the case), bundle, operate, service and sell the Game in all applicable channels at its sole cost and expense throughout the Territory, subject to the terms of this Agreement.

4.23.	KONG shall use its best endeavours to market, advertise, distribute, sell and generally create a demand for the Product throughout the Territory during the Term.

4.24.	KONG shall purchase, install and maintain on its own account and at its sole cost during the Term Game Server, or multiple Game Servers (as may be necessary due to China’s vast territory, Internet infrastructure, connectivity and similar factors), including hardware, power, with appropriate internet connection throughout the Territory to satisfy the likely or actual demand for the Game in the Territory so that existing and new End Users can instantly use the Game service without delays; such Game Server(s) will be located at a mutually agreed location(s) in the Territory and shall have 24/7 remote access for both Parties for monitoring and remote support.

4.25.	KONG will on its sole cost establish, run and maintain payment solutions, including but not limited to credit card processing, SMS-payments, scratch-cards and similar, allowing to accept payments for the Game from End Users; the quality and security of such payment solutions must meet the industry standards in the Territory.

CONFIDENTIAL TREATMENT REQUESTED

4.26.	In case of tangible distribution of the Game, including but not limited to CD’s, DVD’s, USB Flash drives, promotional, advertising materials, and “Collateral Merchandise”, KONG shall be responsible for manufacturing, duplicating, printing, warehousing and delivery at its sole cost and expense.

4.27.	KONG shall provide 24/7 technical support to End Users of the Game in the Territory at its sole cost and expense; such support should meet industry standards in the Territory.

4.28.	KONG shall provide at its sole cost the Game’s community management, including but not limited to community web site hosting, maintenance, and sufficient number of full-time community managers and game masters; such community management should meet industry standards in the Territory.

4.29.	**.

4.30.	KONG shall not enter into contracts on behalf of WGN nor without WGN prior written consent to make any promises, representations, warranties or guarantees with reference to the Product on behalf of WGN, or otherwise incur any liability on behalf of WGN or in any way pledge or purport to pledge WGN’s credit.

4.31.	Parties may agree upon sending from time to time technical and PR teams to each other’s offices for training, PR and similar activities.

4.32.	On any materials, tangible or electronic produced by KONG in relation to the Game, KONG agrees to place WGN’s logo wherever KONG’s logo is displayed, and of the same size, and to place WGN’s copyright ownership notice anywhere the KONG’s copyright notices is visible. This Clause 4.32. refers to, but is not limited to, the Game’s Client Software, the box, manual, advertisements, Collateral Merchandise and any marketing materials.

4.33.	KONG agrees to prepare a strategic marketing launch plan that will become a part of the Agreement and will encompass: prelaunch, post launch and ongoing marketing support activities for the Game within forty five (45) days from the date of execution of the Letter of Intent (duly signed and executed by both parties on June 28th, 2010).

4.34.	KONG guarantees that Peak CCUs for the Game shall: (a) reach thirty thousand (30,000) during the first twelve (12) months from the Commercial Service Launch Date; and (b) shall be no less than fifteen thousand (15,000) thereafter during the Term in the Territory.

4.35.	Parties shall split the license cost for Scaleform IME module in accordance with Revenue Share percentage specified in Chapter 5. KONG agrees to execute all the agreements required by Scaleform to enable usage of the said module in connection with Game’s GUI localization.

CONFIDENTIAL TREATMENT REQUESTED

4.36.	WGN grants KONG Group Company the same licenses in respect of the Game with KONG. KONG Croup Company shall take the same level of responsibility to WGN as KONG provided that the said company proceeds with above license. For the avoidance of doubt, proceeds of or sale or such licensing by KONG to another KONG Group Company shall not be deemed as a deduction to Gross Revenue, or inflict additional deductible taxes or fees for the purpose of Gross Revenue or Revenue Share calculation.

4.37.	Both parties shall hold mutual trust, and carry out related development and reformation of Anti-Addiction System for the purpose of successfully applying any related government permits for the Game.

4.38.	Both parties shall interwork with each other, and carry out any necessary commercial reformation of the Game user system in domestic (including but not limited to user registration, login authentication and capital allocation), in order to carry out KONG’s existing user system accounts. Specific modifications and development plans need both parties to conduct in the following negotiations.

4.39.	WGN and KONG mutually own the rights to user’s database stored on the Game Servers (including personal information such as eMail and real name).

4.40.	WGN shall establish a dedicated technical and product support team at its own cost at its office in the city of Minsk, which shall provide 24/7 support services to KONG. This team at KONG’s request shall travel to China to work at KONG’s offices for up to three (3) months to support the launch of Open Beta Service in the Territory.

5. LICENSE PAYMENT & REVENUE SHARE

5.1.	KONG shall pay to WGN:

(1) A refundable deposit of two hundred and fifty thousand US Dollars (US$250,000) within ten (10) Working Days of the Effective Date of this Agreement. And then KONG will within 90 Working Days submit an application for the payment of the license fee to WGN to the relevant mainland Chinese government authorities for the same amount as the refundable deposit of two hundred and fifty thousand US Dollars and pay to WGN, at which time, WGN will refund the deposit within 10 Working Days of the receipt of this first license payment.

(2) Two hundred and fifty thousand US Dollars (US$250,000) within sixty (60) Working Days of the day of launching public beta in the Territory;

CONFIDENTIAL TREATMENT REQUESTED

Such two payments, totaling five hundred thousand US Dollars (US$ 500,000) are collectively called “License Payment”.

5.2.	KONG shall collect all sums due in respect of the Games and the Services and shall pay to WGN ** Revenue Share of Gross Revenues, less the balance of the License Payment paid to WGN according to Clause 5.1., and KONG shall retain and shall be entitled to the remainder in consideration for the provision of Services (“KONG’s Revenue Share”). For the avoidance of doubt the parties agree and acknowledge that no Revenue Share shall be payable to WGN unless and until KONG has fully recouped the License Payment.

5.3.	KONG shall provide WGN with a statement of payments received and sums due to WGN within ten (10) Working Days of the end of each calendar month. KONG shall make such payments as are due to WGN within sixty (60) Working Days following receipt of the WGN’s written invoice thereof by bank draft or by bank wire transfer into the account of WGN or WGN’s nominee, as the WGN shall notify KONG. Such payments by KONG to WGN should be made in US Dollars using the Financial Time’s spot rate at the end of the corresponding month. However, in the future Parties may agree to use other currencies for such payments.

5.4.	In the event that WGN receives any such sums as are due to be collected by KONG as described herein it shall immediately make payment of the same to KONG without deduction, set-off or waiver.

5.5.	If KONG fails to make timely payments in accordance with this Clause 5.3., WGN shall issue notification of the breach and KONG shall pay the fine of 0.3% of amount due for each late payment day. Such fine shall be added to the payment for the next reporting period.

5.6.	This Agreement does not entitle WGN to any reimbursement for any costs or expenses, and WGN shall bear sole responsibility for all costs and expenses it may incur at any time and in connection with its performance hereunder, except as specifically authorized in writing by KONG.

5.7.	Parties expressly agree that:

5.7.1.	KONG shall be responsible for paying the Territory business, income and other relevant taxes associated with the sales and other commercial exploitation of the Game in the Territory out of KONG’s Revenue Share; and such taxes shall not affect the WGN’s Revenue Share calculation herein; and

CONFIDENTIAL TREATMENT REQUESTED

5.7.2.	KONG shall withold from money calculated as WGN’s Revenue Share (pursuant to this Chapter 5) witholding and business taxes accociated with royalty and license payments by a Chinese business entity to a non-Chinese business entity (presumably fifteen percent (15%) of the amount of WGN’s Revenue Share) and promptly deliver to WGN the relevant receipts, approvals and other relevant documents to enable WGN to claim those taxes in their relevant tax jurisdictions; and

5.7.3.	For other taxes in their respective jurisdictions, each of the Parties shall be responsible for their own.

5.8.	In addition to Clause 5.3., KONG will grant to WGN real-time access to accrued revenue’s reports through real-time web monitoring tool, such tool subject to approval by WGN.

6. AUDIT RIGHTS

6.1.	KONG shall retain its records required to verify payments or credits under this Agreement for at least two (2) years following the relevant accounting quarter. Such books and records shall be made available to an independent certified public accounting firm engaged by WGN upon reasonable notice and at the WGN’s own cost and expense, but not more often than once every twelve (12) months, in order to verify the accuracy of reports submitted hereunder.

6.2.	Such audit shall be conducted during reasonable business hours and shall take place at the KONG’s offices or such other place as KONG specifies and in a manner so as not to interfere unduly with its normal business activities.

6.3.	Except to the extent necessary to enforce the WGN’s rights hereunder, WGN and its auditor shall keep all of the information contained in the KONG’s books and records confidential, shall not use such information for any purpose except verifying the accuracy of the statements and reports made hereunder, and shall not reveal such information to any person other than employees, agents and/or representatives of WGN or its auditor who need to know such information and who have agreed to keep such information confidential in accordance herewith. Such auditor shall execute a customary confidentiality agreement with KONG pertaining to the treatment of all information learned during such audit.

6.4.	KONG shall promptly pay to WGN any underpayment of the Revenue Share payable under this Agreement. Other amounts payable under this Agreement will also be adjusted according to the results of any such audit. Disputes over the results of an audit will be resolved in accordance with the procedures set forth in Chapter 10.

6.5.	Auditor shall disclose to WGN only such information as is necessary to demonstrate any inaccuracy in any statement or report. Such information shall be disclosed in a written report which the auditor shall provide to KONG for review and approval at least ten (10) Working Days prior to disclosing it to WGN.

CONFIDENTIAL TREATMENT REQUESTED

6.6.	In the event that any such audit discloses an underpayment, such underpayment shall be promptly paid and, if the amount of such underpayment is greater than ten thousand US Dollars (US$10,000) or 5% of the amount that was due, KONG shall additionally be responsible for paying the reasonable costs of such audit.

7.	INTELLECTUAL PROPERTY

7.1.	KONG expressly acknowledges and agrees that save where otherwise set out in this Agreement, all and any right title and interest in the Intellectual Property shall belong to and be the exclusive property of WGN or software engine licensors, writers and other third parties as relevant, and nothing in this Agreement shall serve to convey to KONG or any third party any right, title or interest in and to the Game, WGN Materials or the WGN’s other Intellectual Property (“WGN IP”). WGN shall be responsible exclusively for all payments and obligations related thereto, such writer’s and other third parties’ fees and licensing fees in respect of the story, software engines and development tools and/or any third parties’ IP, and shall hold KONG harmless from claims associated with such payments.

7.2.	KONG shall have the right to translate into Language the name of the Game in consultation with the WGN. KONG acknowledges that rights to the name “World of Tanks” and such translation into the Language of the Game (if changed pursuant to this Clause), including corresponding domain names (including but not limited to “worldoftanks.com.cn”, “worldoftanks.cn”) to be registered for the Territory, belongs to and is the exclusive property of the WGN. KONG may conduct on its own research and trade mark search for such translation of the name of the Game; KONG may register the Game name and logo as a trademark or register domain names for WNG in the Territory; corresponding costs must be accurately documented and WGN shall reimburse such incurred costs within fourteen (14) Working Days from receiving corresponding invoice from KONG.

7.3.	WGN agrees that it shall take all actions and execute any and all documents as may be reasonably requested of it from time to time to procure and fully vest in KONG all such rights, title and interests that it has in and to the Game and to carry the provisions of this Agreement into full force and effect.

7.4.	KONG shall not modify, adapt, reverse engineer or decompile the Game without the prior written consent of WGN except as expressly permitted by law. All and any modifications and alterations to the Game and any Intellectual Property rights therein shall belong to and shall vest in WGN on creation. KONG agrees and understands that it shall not use the WGN IP, including without limitation any trademarks, in any way other than in the furtherance of and pursuant to this Agreement and further agrees, understands and acknowledges that it acquires no rights in or to such trademarks, other Intellectual Property or materials by its adoption, translation or use thereof in connection with the Game so that all Intellectual Property rights and goodwill therein shall accrue to the WGN and that WGN is free to use any such trademarks in connection with any other products or services at any time, subject to the provisions of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

7.5.	WGN agrees KONG’s intellectual property (“KONG IP”) rights shall belong to KONG. KONG IP includes: (i) intellectual property rights owned by KONG prior to beginning of the cooperation hereunder; (ii) intellectual property rights created, subsisting or arising, as a result of performance of the Agreement by KONG.

7.6.	Subject to the terms and conditions of this Agreement, WGN hereby grants to KONG a non-exclusive, in the Territory, royalty-free, revocable license to use the trademarks of WGN, solely in connection with the marketing and promotion of the Game and Services. The use of the trademarks hereunder will not create in KONG any right, title or interest in or to the trademarks. All goodwill arising from such use of the trademarks will inure to the benefit of WGN.

7.7.	Each Party shall continue to own all rights, titles and interests including without limitation the intellectual property rights to its Background Works, All materials (including without KONG's Contents, Platform, reports, documents, prototypes, data, drawings, models, code, applications and Background Works) and any intellectual property rights thereto, which are submitted by any Party to another Party for the performance of the Agreement hereunder, shall remain the respective Party's property.

8. FUTURE CO-OPERATION & NON-COMPETITION

8.1.	KONG and WGN shall use best efforts to ensure that any unauthorized third party does not advertise, market, distribute or sell, directly or indirectly, the Game in the Territory during the Term.

8.2.	During the Term KONG shall not (a) obtain the Game for commercial or free exploitation from any person, firm or company other than WGN; (b) seek customers in any country which is outside of the Territory; (c) release, produce, distribute, advertise, promote or otherwise utilize the Game in any language other than Language.

8.3.	Parties expressly agree that for the purpose of this Agreement any addition or modification or new computer entertainment product developed by WGN, KONG or any third party shall be deemed to be “Within the Scope of the Game” if such addition, modifications or new entertainment product complies with ALL of the following definitions (terms in quotes serve as definitions for the purpose of this Chapter 8):

CONFIDENTIAL TREATMENT REQUESTED

8.3.1.	It is a “Massively Multiplayer Online Game” (as opposed to “single-player game”, where most of the in-game action occurs between End User and computer’s artificial intelligence or between groups of End Users not larger than 20 persons).

8.3.2.	Its client component to be used by End Users is made for the PC with Microsoft Windows-family operating system (as opposed to other platforms including but not limited to Sony PlayStation series, Microsoft Xbox series, Nintendo Wii series, portable gaming devices such as Sony PSP series, Nintendo DS series, Apple Mac OS series, Unix/Linux operating systems, and other platforms which may come to existence during the Term).

8.3.3.	Its setting features armored vehicle warfare based on existing or experimental armored vehicles spanning the period from year 1930 to 1960 of actual human history (as opposed to other historic periods, or fictional fantasy, alternative history, science-fiction worlds).

8.3.4.	Its primary combat mode qualifies as “action game” – i.e. one End User spends most of in-game time commanding one vehicle (as opposed to “strategy game”, where one End User spends most of in-game time giving orders to multiple vehicles and other troop types during the battle, or other commonly acknowledged computer game genres including but not limited to “puzzle”, “quest”, “racing”, “sports”, “flying simulation”, “martial arts”, “music/dancing”, “trading cards”, and “gambling”).

8.3.5.	Its “mechanized vehicle-based game”, where most of the in-game combat occurs between artificial man-made mechanisms (as opposed to “first person shooting game”, where most of the in-game combat occurs between humans or human-like fictional creatures or animals.

8.3.6.	It is a “tank game”, where most of in-game combat occurs between tanks, tank destroyers, self-propelled guns and other vehicles (such as airplanes, war ships), and human soldiers take auxiliary roles.

8.3.7.	Its primary combat mode is “real time” (as opposed to “turn-based”).

8.4.	Parties expressly agree that any new computer entertainment product developed by WGN for the Territory during the Term, which qualifies as being “Within the Scope of the Game”, shall be deemed to be a part of the Game and shall be governed by the provisions of this Agreement.

8.5.	WGN expressly agrees that during the Term it shall not release (neither commercially, nor in beta test phase or for free) in the Territory any computer entertainment product, which qualifies as being “Within the Scope of the Game”, or authorize any third party to do so. This prohibition is in addition to all other rights and remedies KONG may have for any violation of the Intellectual Property being assigned and licensed herein.

CONFIDENTIAL TREATMENT REQUESTED

8.6.	Parties expressly agree that if WGN develops a new entertainment product which does not qualify as being “Within the Scope of the Game”, WGN has exclusive right to develop, create, offer, manufacture, advertise, distribute, sell and in other ways exploit such new entertainment product in the Territory and worldwide with no limitations or obligations towards KONG whatsoever; and such new entertainment product shall not qualify as the Game and is not subject to the provisions of this Agreement; and all proprietary and other rights whatsoever to Intellectual Property related to such new entertainment product shall belong exclusively to WGN.

8.7.	Parties expressly agree that during the Term WGN will make its best effort to show its new computer entertainment product(s) intended for the Territory to KONG, however no other proprietary or Intellectual Property rights are granted to KONG by WGN in relation to such new entertainment product(s) by such demonstration, unless a new separate agreement is concluded between the Parties.

8.8.	KONG shall not during the Term develop, produce, release (neither commercially, nor in beta test phase or for free) in the Territory any computer entertainment product (including those produced by any third party), which qualifies as being “Within the Scope of the Game”, or authorize any third party to do so. This prohibition is in addition to all other rights and remedies WGN may have for any violation of the Intellectual Property being assigned and licensed herein.

9. TERMINATION

9.1.	The parties shall have the right to terminate this Agreement at any time upon mutual consent, and on such terms as the Parties may agree to in writing.

9.2.	KONG shall be entitled to terminate this Agreement with immediate effect, if KONG at its own discretion chooses not to renew the Agreement after the end of the Initial Term or any successive one-year period, as described in Chapter 2, by giving to WGN termination notice no later than thirty (30) Working Days before such Term ends.

9.3.	WGN shall be entitled to terminate this Agreement with immediate effect, if WGN at its own discretion chooses not to renew the Agreement after the end of the Initial Term or any successive one-year period, as described in Chapter 2, by giving to KONG termination notice no later than thirty (30) Working Days before such Term ends.

9.4.	KONG shall be entitled to terminate this Agreement with immediate effect by giving notice to WGN if:

CONFIDENTIAL TREATMENT REQUESTED

9.4.1.	WGN fails to complete and submit to KONG milestones specified in Clauses 4.3., 4.4., and 4.9. of this Agreement within twelve (12) Working Days after the dates specified in respective Clauses, or violates Clause 8.5; or

9.4.2.	WGN is in material breach of any term of this Agreement, including but not limited to the infringement of the copyright and Intellectual Property rights of KONG, which if capable of remedy, WGN fails to remedy twenty (20) Working Days after receipt of notice from KONG, setting out the details of the alleged breach and the steps required to remedy it; or

9.4.3.	WGN shall have a trustee, receiver or an administrative receiver appointed over it or over any part of its undertaking or assets or shall pass a resolution for winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation takeover or reconstruction) or shall enter into any voluntary agreement with its creditors or shall become bankrupt or file for voluntary bankruptcy or an administration order is made in relation to such other party or any analogous situation to any of the above under the law of any jurisdiction occurs in relation to WGN, or WGN threatens to cease.

9.5.	If KONG terminates this Agreement pursuant to Clause 9.4. on or before Commercial Service Launch Date:

9.5.1.	WGN shall forthwith upon such termination repay to KONG an amount equivalent to License Payment already paid by KONG to WGN under this Agreement; and

9.5.2.	WGN agrees not to release, offer for Commercial Service or for free or otherwise exploit the Game in the Territory, and not to use the user’s database (as defined in Clause 4.39.) during twelve (12) months after such termination, and not to authorize any third party to do so.

9.6.	If KONG terminates this Agreement pursuant to the Clause 9.4. after Commercial Service Launch Date:

9.6.1.	WGN shall repay to KONG an amount equivalent to License Payment to WGN under this Agreement, which has not been recouped by KONG yet; and

9.6.2.	Additionally WGN shall pay to KONG an amount equivalent to “Estimated 3 Months of KONG’s Revenue”, which shall be calculated as fifty nine percent (59%) of average daily Gross Revenues collected by KONG for operating the Game in the Territory starting from Commercial Service Launch Date and up to the day of such termination, multiplied by one hundred (100), but not exceeding five hundred thousand US Dollars (US$ 500,000); and

CONFIDENTIAL TREATMENT REQUESTED

9.6.3.	WGN expressly agrees not to release, offer for Commercial Service or for free or otherwise exploit the Game in the Territory, and not to use the user’s database (as defined in Clause 4.39.) during 6 (six) months after such termination, and not to authorize any third party to do so.

9.7.	WGN shall be entitled to terminate this Agreement with immediate effect by giving notice to KONG if:

9.7.1.	KONG defaults in any License Payment or any due Revenue Share payments pursuant to Chapter 5, and such default not being remedied within twenty (20) Working days following written notification thereof; or

9.7.2.	KONG is in material breach of any term of this Agreement, including but not limited to the infringement of the copyright and Intellectual Property rights of WGN, which if capable of remedy, KONG fails to remedy twenty (20) Working Days after receipt of notice from KONG, setting out the details of the alleged breach and the steps required to remedy it; or

9.7.3.	KONG shall have a trustee, receiver or an administrative receiver appointed over it or over any part of its undertaking or assets or shall pass a resolution for winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation takeover or reconstruction) or shall enter into any voluntary agreement with its creditors or shall become bankrupt or file for voluntary bankruptcy or an administration order is made in relation to such other party or any analogous situation to any of the above under the law of any jurisdiction occurs in relation to KONG, or KONG threatens to cease; or

9.7.4.	KONG fails to reach Peak CCUs targets specified in Clause 4.34., provided that WGN in timely manner completes and submits to KONG milestones specified in Clauses 4.3., 4.4., and 4.9., and carries out in timely and professional manner its obligations in regards to updates, milestones and deliverables agreed upon by the Parties pursuant to Clauses 4.10., 4.12., 4.16., 4.18., 4.19., 4.20., or KONG violates Clause 8.8.; or

9.7.5.	KONG by any reason, including but not limited to the failure to receive Governmental Approval, fails to launch Commercial Service for the Game in the Territory earlier than September 1st 2011; or

9.7.6.	by any reason Governmental Approval for the Game in the Territory is not received earlier than August 1st 2011; or

CONFIDENTIAL TREATMENT REQUESTED

9.7.7.	KONG fails to provide hardware and corresponding services in timely and professional manner as agreed by the Parties pursuant to Clause 4.24.

9.8.	If WGN terminates this Agreement pursuant to Clause 9.7., KONG shall forthwith upon such termination pay to WGN the unpaid amount of License Payment and Revenue Share payments due pursuant to Chapter 5 at the day of such termination.

9.9.	If this Agreement is terminated by either Party pursuant to Clauses 9.2., 9.3., 9.4., or 9.7., in addition to provisions of Clauses 9.5., 9.6., and 9.8., upon such termination, or (as the case may be) upon WGN’s repayment to KONG of any amounts due pursuant to Sections 9.5.1., 9.6.1., and 9.6.2.:

9.9.1.	KONG shall immediately cease services, distribution, promotion, operation, sales, manufacturing, distribution, advertising and other exploitation of the Game and Collateral Merchandise; and

9.9.2.	this Agreement shall immediately be deemed void, and all rights and licenses that have been granted to KONG by WGN under the terms of this Agreement will return to WGN immediately, along with any Confidential Information, and KONG shall not be liable for any other claim, damage or loss of any kind, either in contract, tort, equity, by statute or otherwise, including without limitation any claim for expectation or compensatory damages; and

9.9.3.	KONG without delays shall, at WGN’s request, transfer all domain name(s) of the Game’s web site, promotional web site(s), and community web sites, trade names and trade marks (including those translated in Language), granted to KONG by WGN or received by KONG in the Territory in relation to its services pursuant to this Agreement, to WGN, or any third party assigned by WGN or, as WGN may require, cancel or void the possession of such domain names, trade names and trade marks, and not to pursue their acquisition thereafter; and

9.9.4.	KONG shall immediately return to WGN all tangible copies of any WGN Materials in connection with the performance of this Agreement, and destroy all electronic materials, including source and executable code, copies of Client and Server software.

CONFIDENTIAL TREATMENT REQUESTED

9.10.	If this Agreement is terminated after Commercial Service Launch Date according to Clauses 9.2., 9.3., 9.4(b)(c), or 9.7., in addition to the provisions of Clauses 9.5., 9.6., 9.8., and 9.9., KONG expressly agrees at WGN’s written request to maintain in good standing Game Servers necessary to continue to serve the Game in the Territory for a period of up to two hundred (200) days after termination (“Post-Termination Service Period”) and continue the Services, including commercial exploitation and sales; both Parties shall bear their corresponding obligations and expenses and shall be entitled to corresponding Revenue Share according to the terms and conditions of this Agreement. In addition, during the last 10 (ten) Working Days of such Post-Termination Service Period, or during ten (10) days after termination, KONG will grant to WGN unobstructed technical possibility (by physical access or via Internet) to the Game’s database with profiles of End Users for the purpose of copying such profiles by WGN.

9.11.	If this Agreement is terminated before Commercial Service Launch Date according to Section 9.4(b)(c), or Clause 9.7., in addition to the provisions of Clauses 9.5., 9.6., 9.8., and 9.9., KONG expressly agrees at WGN’s written request to operate and maintain in good standing the Game’s web site, promotional web site(s) and community web site(s) after such termination in the Territory for a period of up to two hundred (200) days; and grant WGN full-scale administrative and editorial access to such web site(s). WGN agrees to promptly reimburse on monthly basis KONG’s accurately documented reasonable expenses associated with operation and maintenance of such web site(s).

9.12.	Parties expressly agree that for the purpose of carrying out KONG’s obligations laid out in Section 9.9.3, Clauses 9.10.and 9.11. (as the case may be), WGN shall grant to KONG reasonable delays in carrying out KONG’s corresponding obligations under Section 9.9.1., 9.9.2., 9.9.3.and 9.9.4.

9.13.	For the purpose of continuity of the Game Services after termination pursuant to Clause 9.10., starting the termination and throughout the Post-Termination Service Period, KONG shall transfer WOT-related hosting (also known as data centre) provider agreements it enters in relations to this Agreement to the third party (a Chinese entity) assigned by WGN to guarantee WGN’s full-scale access to Game Servers and Game’s web site, promotional web site(s), and community web site(s) servers after such termination. Failure to do so constitutes a material breach by KONG.

9.14.	If either Party terminates or voids this Agreement other than pursuant to Clauses 9.2., 9.3., 9.4., 9.7., or 9.16., such Party is deemed to be in material breach of this Agreement.

9.15.	For the avoidance of doubt, KONG expressly agrees that immediately after any termination of the Agreement by either Party pursuant to Clauses 9.2., 9.3., 9.4. or 9.7. in addition to provisions of Clauses 9.5., 9.6., or 9.8., 9.9., 9.10., and 9.11., upon such termination, or (as the case may be) upon WGN’s repayment to KONG of any amounts due pursuant to Sections 9.5.1., 9.6.1., and 9.6.2., or (as the case may be) immediately after expiration of no-service limitation provisions set out in Sections 9.5.2. or 9.6.3., WGN has the exclusive right to service, operate, distribute, sell, promote, package, show, advertise and otherwise commercially exploit the Game, its updates and Add-Ons, and corresponding Collateral Merchandize in the Territory, using the customers who were the Game’s End Users during the Term and acquiring new customers, and/or use the user’s database (as defined in Clause 4.39.) at its own discretion, or authorize any third party to do so with no limitations or obligations towards KONG whatsoever.

CONFIDENTIAL TREATMENT REQUESTED

9.16.	If this Agreement is terminated as the result of KONG’s decision not to deem the Game’s technical performance satisfactory for commercialization in the Territory pursuant to Clause 4.4., then WGN shall forthwith upon such termination repay to KONG an amount equivalent to License Payment already paid by KONG to WGN under this Agreement; and immediately upon such repayment:

9.16.1.	KONG shall cease services, distribution, promotion, operation, sales, manufacturing, distribution, advertising and other exploitation of the Game and Collateral Merchandise; and

9.16.2.	This Agreement shall be deemed void, and all rights and licenses that have been granted to KONG by WGN under the terms of this Agreement will return to WGN, along with any Confidential Information, and KONG shall not be liable for any other claim, damage or loss of any kind, either in contract, tort, equity, by statute or otherwise, including without limitation any claim for expectation or compensatory damages; and

9.16.3.	KONG without delays shall, at WGN’s request, transfer all domain name(s) of the Game’s web site, promotional web site(s), and community web sites, trade names and trade marks (including those translated in Language), granted to KONG by WGN or received by KONG in the Territory in relation to its services pursuant to this Agreement, to WGN, or any third party assigned by WGN or, as WGN may require, cancel or void the possession of such domain names, trade names and trade marks, and not to pursue their acquisition thereafter; and

9.16.4.	KONG shall return to WGN all tangible copies of any WGN Materials in connection with the performance of this Agreement, and destroy all electronic materials, including source and executable code, copies of Client and Server software, and

9.16.5.	WGN shall have the exclusive right to service, operate, distribute, sell, promote, package, show, advertise and otherwise commercially exploit the Game, its updates and Add-Ons, and corresponding Collateral Merchandize in the Territory, using the customers who were the Game’s End Users during the Term and acquiring new customers, and/or use the user’s database (as defined in Clause 4.39.) at its own discretion, or authorize any third party to do so with no limitations or obligations towards KONG whatsoever.

CONFIDENTIAL TREATMENT REQUESTED

9.17.	Notice of termination shall be sent in accordance with Section 16.

9.18.	Any termination of this Agreement (however occasioned) shall not affect any accrued rights or liabilities of either Party nor shall it affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or impliedly intended to come into or to continue in force on or after such termination, including, without limitation, Clauses 9, 11 and 14.

10. DISPUTE RESOLUTION

10.1.	The parties agree to attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation.

10.2.	In the event that any dispute arises between the parties in connection with this Agreement or the relationship established hereby, the dispute will be referred to senior-level managers of each party involved in the day-to-day performance of this Agreement, who shall endeavour to resolve the dispute in a timely manner.

10.3.	In the event such individuals are unable to resolve such dispute within fifteen (15) days from the date the dispute is referred to them, the matter shall be referred to the Chief Executive Officer or other executive officer of such party, who shall promptly communicate and endeavour to resolve the dispute. In the event that the respective executives of the parties are unable to resolve such dispute within fifteen (15) days, the dispute shall be deemed an unresolved dispute and either party may commence litigation in a court having proper jurisdiction to resolve such dispute.

10.4.	The parties irrevocably submit to the exclusive jurisdiction of the courts sitting in United Kingdom for the resolution of all disputes hereunder.

10.5.	This Agreement and its interpretation and all disputes between the parties arising in any manner hereunder, shall be governed by and construed in accordance with the English Law, without giving effect to any choice or conflict of law provision or rule (whether the United Kingdom or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of England.

11. CONFIDENTIALITY

11.1.	The term “Confidential Information” as used herein shall mean any and all information disclosed by a party which is clearly marked as being confidential or proprietary information of the Party, or which by its nature would be reasonably assumed to constitute confidential or proprietary information of such party. Confidential Information may include, but is not limited to, customer prospects, customer lists, patentable inventions, trade secrets, computer software, system configurations, schedules, costs, performance features, specifications, techniques, plans, methods, drawings, data, tables, documents or other paperwork, business and marketing plans. As used herein, a Party disclosing information shall be referred to as the “Disclosing Party” and a Party receiving information shall be referred to as the “Receiving Party” .

CONFIDENTIAL TREATMENT REQUESTED

11.2.	The Receiving Party shall not disclose any Confidential Information in any form to any third party without the prior written consent of the Disclosing Party except as expressly required by law and shall use the same degree of care, but at least reasonable care, in safeguarding the Confidential Information from disclosure as for its own Confidential Information. The Receiving Party shall use the Confidential Information of the other Party only for the purpose of performing its obligations under this Agreement. Such restrictions shall not apply to the extent that Confidential Information is required to be disclosed by the Receiving Party to comply with applicable laws, government regulations, or the rules of a stock exchange, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to oppose and minimize the extent of such disclosure.

11.3.	Confidential Information does not include information that (i) is or becomes in the public domain without violation of this Agreement by the Receiving Party, (ii) is known to the Receiving Party, as shown by written or other records, prior to the disclosure by the Disclosing Party, or (iii) is received by the Receiving Party from a third party having no obligation of confidentiality to the Disclosing Party.

11.4.	The Disclosing Party acknowledges that the Receiving Party may need to disclose Confidential Information to its employees or authorized third parties. The Receiving Party agrees to cause any such employee or third party to whom Confidential Information is transmitted to be bound to the same obligation of secrecy and confidentiality that the Receiving Party is bound to. The Receiving Party’s duty of confidentiality shall survive the cancellation, expiration or termination of this Agreement for a period of five (5) years. Within fifteen (15) days of the expiration or termination of this Agreement, the Receiving Party shall return all Confidential Information to the Disclosing Party, or certify in writing that it has destroyed all Confidential Information of the Disclosing Party.

12. PUBLICITY

12.1.	KONG shall be permitted to disclose and publicize its role as exclusive representative within Territory for the Game, including but not limited to press releases, SEC filings, conferences, books, articles, web sites, printed promotional material, promotional videos and TV documentaries.

12.2.	In relation thereto KONG shall be entitled to use, display and refer to the WGN’s name, trademarks and corporate logo and the Game name and suitable WGN materials including without limitation title logo, name, and screenshots and pack shots.

CONFIDENTIAL TREATMENT REQUESTED

12.3.	Both parties shall work together to prepare and issue a joint press release on signing this Agreement in relation to the subject matter of this Agreement and agree to issue a further joint press release each time the parties agree.

13. MERGER / ACQUISITION

13.1.	The KONG agrees that if it is acquired and/or is merged with a third party, it will notify WGN within seven (7) Working Days after execution. WGN reserves the right to perform a due diligence on this third party and if found to be unsatisfactory, WGN will be allowed with thirty (30) Working Days written notice to terminate this Agreement.

13.2.	The WGN agrees that if it is acquired and/or is merged with a third party, it will notify KONG within seven (7) Working Days after execution. KONG reserves the right to perform a due diligence on this third party and if found to be unsatisfactory, KONG will be allowed with thirty (30) Working Days written notice to terminate this Agreement.

14. WARRANTIES AND LIABILITY

14.1.	KONG hereby represents and warrants that:

14.1.1.	KONG’s contributions to the Game or Services do not infringe upon any common law or statutory rights of any third party, nor violate the rights of any person or entity.

14.1.2.	each of KONG’s employees and independent contractors who has been or will be involved with the Services, or who will have access to any confidential information of WGN, including the Game, will have signed, before beginning such involvement, a Non-disclosure and Confidentiality Agreement with KONG, so that KONG can uphold its part of the contract relating to confidentiality.

14.1.3.	KONG has full power to enter into this Agreement and to carry out its obligations herein.

14.1.4.	KONG will make all License Payments and Revenue Share payments to WGN as and when they become due subject to WGN’s compliance with this Agreement.

14.2.	Except the obligations of WGN set out in this Agreement, KONG acknowledges that WGN shall have no liability whatsoever in relation to:

14.2.1.	Loss or damage caused or suffered by reason of KONG’s agreement or arrangement with any third party, whether introduced by WGN or not.

CONFIDENTIAL TREATMENT REQUESTED

14.2.2.	Loss or damage caused or suffered by reason of the publishing, display or distribution of the Game.

14.2.3.	The non-payment by any third party of any sums.

14.2.4.	Any loss or damage caused by unauthorized access to Game Servers, hacker attacks and other unlawful activities including but not limited to any modification of the Game made other than by WGN.

14.3.	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, WGN EXPRESSLY EXCLUDES ALL CONDITIONS, WARRANTIES AND TERMS AND UNDERTAKINGS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, IN RESPECT OF THE GAME, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE OR USE OR ARISING FROM A COURSE OF DEALING.

14.4.	KONG agrees to defend, indemnify and hold WGN and its Affiliates harmless from and against any and all claims, liabilities, losses, litigation, judgments and costs (including reasonable attorney’s fees) (“Damages”) arising out of:

14.4.1.	The design, development, marketing, distribution, sale or use of the Game, including any claims of infringement of Intellectual Property rights; libel, slander or defamation; breach or invasion of the right of privacy; or violation of any law, rule, regulation or court order.

14.4.2.	Personal injury, bodily harm, death or damage to property caused directly or indirectly by the Game or any other products or services manufactured, distributed, or delivered by KONG.

14.4.3.	Any of the items described in Clause 14.2.

14.5.	WGN represents warrants and undertakes that:

14.5.1.	It has, and will during the term of this Agreement retain the right, interest, title, power and authority to enter into and perform all of its obligations and to grant all of the rights granted in this Agreement and it has not and will not commit any act or enter into any agreement or understanding with any third party which is inconsistent or in conflict with this Agreement.

14.5.2.	There are no liens, claims, or encumbrances against any of the deliverables, materials and/or the Game and nothing contained in the Game, the deliverables/materials or the rights granted by this Agreement nor any exploitation thereof in accordance with this Agreement, shall infringe upon or violate any right of privacy or publicity, or any patent, copyright, trademark, trade secret, recording rights, performer's rights, or any other right of any third party or be obscene, libellous or continue or otherwise violate any law in any territory or create any liability for KONG to make a payment to a third party.

CONFIDENTIAL TREATMENT REQUESTED

14.5.3.	The Game is original and is not in the public domain.

14.5.4.	Prior to delivery of the Game or any other deliverables, it will have obtained all necessary rights, clearances, licences or consents for the full exploitation of the deliverables contemplated by this Agreement and will have paid any costs relating to them.

14.5.5.	There is presently no litigation or other claim, pending or threatening, nor any fact which may be the basis of any claim, against the Game or any of the deliverables and WGN has not taken any action or failed to take any action which would interfere with KONG's rights under this Agreement.

14.5.6.	It will keep the source code of the Game in a secure and safe environment;

14.5.7.	That WGN has not previously granted, assigned or licensed and will not grant, assign or license any right, title or interest in the Program to any third party in the Territory during Term.

14.5.8.	That each of WGN's employees and independent contractors who has been or will be involved with the Program, or who will have access to any confidential information of KONG will have signed, before beginning such involvement, a Non-disclosure and Confidentiality Agreement, and an Assignment of Intellectual Property and Waiver of Moral Rights Agreements, so that the WGN can uphold its part of the contract relating to confidentiality and intellectual property ownership.

14.5.9	Nothing that WGN provides, creates or licenses under the Agreement shall either violate or infringe an intellectual property (including, but not limited to, patents, trademarks, trade names, copyright, or other literary, artistic, personal or property right) right, right of publicity or privacy or any other common law or statutory right of any party.

14.6.	WGN will indemnify and hold harmless KONG against all actions, claims, losses, costs, damages and expenses (including any legal costs or expenses incurred and any compensation, costs or disbursements paid by KONG to compromise or settle any action or claim) suffered or incurred by it and arising from any claim inconsistent with any of the warranties set out in Clause 14.5. above or from any breach of any term or provision of this Agreement by WGN and its consequences.

CONFIDENTIAL TREATMENT REQUESTED

14.7.	If any claim is asserted against either Party in relation to the Game (including all updates and Add-Ons) or either Party discovers that rights in the Game (including all updates and Add-Ons) has been infringed upon by a third party, then the Party with knowledge of such claims or infringement shall immediately notify the other party.

14.8.	KONG may at its own discretion and expense take or defend any claim or action relating to the establishment, security, protection, maintenance, preservation or infringement of any trademark or copyright or any other intellectual property right in any of the Game (including all updates and Add-Ons), and shall be entitled to do so in either its own or the WGN’s name and/or join WGN as a party to any such proceedings which shall be conducted entirely at KONG’s expense. WGN shall provide KONG and its nominees with such assistance as KONG may from time to time require in connection with any such claim or action.

14.9	Parties expressly agree and acknowledge that:

14.9.1.	Time is of the essence with respect to either Party’s obligations herein.

14.9.2.	The representations, warranties and indemnities contained in this Chapter 14 are the only representations, warranties and indemnities made by the parties to each other, and they shall survive the termination or expiry of this Agreement.

14.9.3.	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANOTHER PARTY OR ITS AFFILIATE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY BREACH OF THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STATUTE, STRICT LIABILITY OR OTHERWISE, EVEN IF REASONABLY FORESEEABLE OR IF HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

15.	ASSIGNMENT

15.1.	This Agreement shall be mutually binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither party may assign or transfer this Agreement in whole or in part, nor any of the rights hereunder, without the prior written consent of the other party except that either party may assign this Agreement in full to a successor to its business in connection with a merger or sale of all or substantially all its assets relating to the subject matter hereof, any assignment made in violation of this Chapter shall be wholly void and invalid, the assignee shall acquire no rights whatsoever, and the non-assigning party shall not recognize, nor shall it be required to recognize, the assignment. This provision limits both the right and the power to assign this Agreement, and/or the rights hereunder.

CONFIDENTIAL TREATMENT REQUESTED

15.2.	The assignee of KONG and/or WGN of any rights or obligations hereunder must agree to comply with all relevant terms of this Agreement, and the non-assigning party agrees to accept services from such assignee as though such services were rendered by the assigning party and, upon the request of the assigning party, to enter into an agreement with the assignee reflecting the relevant terms and conditions in a manner consistent with this Agreement. Upon any assignment permitted hereunder, the non-assigning party agrees that the assigning party shall be relieved of all responsibility for performance of the assigned obligations and hereby releases the assigning party from any and all liability for performance or non-performance of the assigned obligations occurring after the date of assignment and the assigning party agrees that the non-assigning party shall be relieved of all responsibility for performance of the assigned obligations to the assigning party and hereby releases the non-assigning party from any and all liability for performance or non-performance of the assigned obligations to the assigning party occurring after the date of assignment.

16.	INDEPENDENT DEVELOPER STATUS

16.1.	WGN is an independent developer and neither WGN nor any of its employees is an employee, agent, or joint venture partner of KONG. WGN shall have no authority to contract for or bind KONG in any manner and shall not represent itself as an agent of KONG or as otherwise authorized to act for or on behalf of KONG.

16.2.	KONG shall not be obligated to make or deduct any payments on WGN’s behalf, including without limitation, unemployment, pension, or any other employee payment, withholding or other payroll or related taxes from any payment to WGN, and WGN agrees to indemnify KONG for any such payments requested of or required by KONG. Nothing herein shall be deemed to preclude KONG from retaining the services of other persons or entities that are similar to, or competitive with, the services provided by WGN under this Agreement.

16.3.	Neither party shall be entitled to bind the other in any way and shall not represent itself as being entitled to do so without the approval of the other party.

17.	GENERAL

17.1.	This Agreement sets out the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior oral and written representations, arrangements and understandings between the parties relating thereto and shall not be amended except in writing signed by both parties. The letter of Authorization signed by WGN and dated on July 26, 2010 is part of this Agreement and has the same effect with this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

17.2.	If at any time any part of this Agreement is or becomes unenforceable, such part will be construed as far as possible to reflect the parties’ intentions and the remainder of the provisions will remain in full force and effect.

17.3.	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect:

17.3.1.	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

17.3.2.	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

17.4.	No forbearance, delay or indulgence by either party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party nor shall any waiver of rights operate as a waiver of any subsequent breach of this Agreement.

17.5.	This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

17.6.	All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four Working Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Working Day after it is sent for next Working Day delivery via a reputable worldwide overnight courier service, in each case to the intended recipient as set forth below:

If to WARGAMING.NET:	Copy to:

Victor Kisly/ CEO	Nick Katselapov/ VP Business Development

If to KONG:	Copy to:

LeiLei Wang /CEO	Jay Chang/ CFO Linguang Wu/ VP

CONFIDENTIAL TREATMENT REQUESTED

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, or other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

17.7.	This Agreement shall be executed in two counterparts, each of which shall be deemed an original and which, when taken together, shall constitute one and the same instrument, but this Agreement shall not be binding upon the parties until it has been signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorised representatives on the dates below written.

CONFIDENTIAL TREATMENT REQUESTED

[Signing page of “World of Tanks” Licensing Agreement between WGN & KONG]

WARGAMING.NET LLP	BEIJING AIRINBOX INFORMATION TECHNOLOGIES CO., LTD.

By:	By:

Title: CEO	Title: CEO

Date: 26 August 2010	Date: 26 August 2010